As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-264770

Registration No. 333-267150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8 Registration Statement No. 333-264770

Form S-8 Registration Statement No. 333-267150

UNDER

THE SECURITIES ACT OF 1933

Quanergy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0535845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o SierraConstellation Partners, LLC 355 S. Grand Avenue, Suite 1450 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan

Quanergy Systems, Inc. 2022 Equity Incentive Plan

Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Patrick Archambault

Chief Financial Officer

Quanergy Systems, Inc.

c/o SierraConstellation Partners, LLC

355 S. Grand Avenue, Suite 1450

Los Angeles, California 90071

(408) 245-9500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Quanergy Systems, Inc. (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-264770), originally filed with the SEC on May 6, 2022, pertaining to the registration of 3,744,881 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the Company’s Amended 2013 Stock Incentive Plan (the “2013 Plan”), 13,590,156 shares of Common Stock under the Company’s 2022 Equity Incentive Plan, as amended and 834,123 shares of Common Stock under the Company’s 2022 Employee Share Purchase Plan; and

•

Registration Statement on Form S-8 (File No. 333-267150), originally filed with the SEC on August 29, 2022, pertaining to the registration of 12,507,954 shares of Common Stock that could be offered from time to time by certain stockholders that were the Company’s current and former employees, consultants, directors, and executive officers (the “Selling Stockholders”) for their own accounts and which were or could be acquired by the Selling Stockholders pursuant to the 2013 Plan or other “employee benefit plans” as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

The Company is filing this Post-Effective Amendment No. 1 to each of the Registration Statements to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On December 13, 2022, the Company filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Court” and such case, the “Case”). The Case is being administered under the caption “In re Quanergy Systems, Inc., Case No. 22-11305 (CTG).”

On February 2, 2023, the Court entered an order authorizing the sale of substantially all of the Company’s assets to ROLISI, LLC pursuant to Section 363 of the U.S. Bankruptcy Code. On February 3, 2023, the Company successfully consummated the sale, which provided the Debtor with the liquidity necessary to wind down the Company’s estate in an orderly and expeditious manner.

On November 8, 2023, the Court entered an order confirming the First Amended Chapter 11 Plan of Quanergy Systems, Inc. (the “Bankruptcy Plan”). The Bankruptcy Plan became effective on November 30, 2023 (the “Effective Date”). All shares of Common Stock and other equity interests in the Company were deemed cancelled and extinguished upon the Effective Date.

In connection with the Bankruptcy Plan, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, effective upon the filing of this Post-Effective Amendment, the Company hereby removes and withdraws from registration all such Common Stock of the Company that are registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof, if any. The Company also hereby amends the Registration Statement, as appropriate, to reflect the deregistration of such Common Stock, and terminates its effectiveness.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on December 1, 2023.

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Name:	Patrick Archambault
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act.